Exhibit 2.10

Execution Version

ASSET PURCHASE AGREEMENT

By and Among

BTI Tools, LLC,

Taylor Brands, LLC,

and

the Members named herein

July 15, 2016

-i-

4.2	Authority, Approval, and Enforceability	21
4.3	No Default or Consents	22
4.4	No Proceedings	22
4.5	Broker or Finder Fees	22

ARTICLE V - OBLIGATIONS PRIOR TO CLOSING		22

5.1	Buyer’s Access to Information and Properties	22
5.2	Company’s Conduct of Business and Operations	23
5.3	General Restrictions	23
5.4	Notice Regarding Changes	24
5.5	Preferential Purchase Rights	24
5.6	Ensure Conditions Met	24
5.7	Insurance Policies	25
5.8	Casualty Loss	25
5.9	Employee Matters	25
5.10	Hart-Scott-Rodino	26
5.11	Payoff and Estoppel Letters	26
5.12	No Shop	26
5.13	Name Change	27

ARTICLE VI - CONDITIONS TO COMPANY’S AND BUYER’S OBLIGATIONS		27

6.1	Conditions to Obligations of the Company	27
6.2	Conditions to Obligations of Buyer	27

ARTICLE VII - POST-CLOSING OBLIGATIONS		28

7.1	Further Assurances	28
7.2	Publicity	29
7.3	Post-Closing Indemnity	29
7.4	Non-Competition, Non-Solicitation, and Non-Disclosure	29
7.5	Delivery of Property Received by the Company After Closing	31
7.6	Buyer Appointed Attorney for the Company	31
7.7	Assignment of Contracts	31

ARTICLE VIII - TAX MATTERS		32

8.1	Representations and Obligations Regarding Taxes	32
8.2	Cooperation	33
8.3	Tax Returns	33
8.4	Indemnification for Taxes	33

ARTICLE IX - MISCELLANEOUS		35

9.1	Limitation on Liability	35
9.2	Confidentiality	36
9.3	Costs and Expenses	37
9.4	Notices	37
9.5	Governing Law; Waiver of Jury Trial	38
9.6	Entire Agreement; Amendments and Waivers	38
9.7	Binding Effect and Assignment	38
9.8	Remedies	39
9.9	Exhibits and Schedules	39
9.10	Multiple Counterparts	39
9.11	References and Construction	39

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9.12	Survival	39
9.13	Attorneys’ Fees	39
9.14	Risk of Loss	39
9.15	Member Consent	39

ARTICLE X - DEFINITIONS		40

10.1	Affiliate	40
10.2	Affiliated Group	40
10.3	Available Cash	40
10.4	Business	40
10.5	Code	40
10.6	Collateral Agreements	40
10.7	Confidential Information	40
10.8	Contracts	41
10.9	Damages	41
10.10	Financial Statements	41
10.11	Funded Indebtedness	41
10.12	GAAP	41
10.13	Governmental Authorities	41
10.14	Hazardous Material	41
10.15	Inventory	42
10.16	Knowledge of the Company	42
10.17	Legal Requirements	42
10.18	LeMar	42
10.19	Permits	42
10.20	Person	42
10.21	Product	42
10.22	Properties	42
10.23	Tax	42
10.24	Tax Return	42
10.25	Trade Secrets	43
10.26	Used	43
10.27	Working Capital	43

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of the 15th day of July, 2016, by and among (i) BTI Tools, LLC, a Delaware limited liability company (“Buyer”); (ii) Taylor Brands, LLC, a Tennessee limited liability company (the “Company”); and (iii) Stewart A. Taylor and Sheila G. Taylor (collectively the “Members” and each individually a “Member”).

Recitals

A. Buyer desires to purchase substantially all of the Company’s assets.

B. The Company desires to sell and Buyer desires to purchase such assets upon the terms and subject to the conditions set forth herein.

C. The Members own 100% of the Company’s outstanding membership interests.

Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I - SALE AND PURCHASE OF ASSETS

1.1 Sale and Purchase of Assets.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing referred to in Section 2.1 hereof, the Company shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase, acquire, and accept delivery of, all assets and properties owned or Used by the Company in connection with the Business, except for (1) the Purchase Price and other rights of the Company under this Agreement, (2) the Company’s minute book and ownership records, and (3) those assets specifically listed on Schedule 1.1(a) (collectively, the “Excluded Assets”), including, without limiting the generality of the foregoing:

(i) all accounts receivable;

(ii) all raw materials, work-in-process, inventories, and other materials of the Company wherever located and including all inventory in transit or on order and not yet delivered, and all rights with respect to the processing and completion of any work-in-process of the Company, including the right to collect and receive payment for the work performed by the Company with respect thereto;

(iii) all supplies, computer and other equipment, vehicles, machinery, furniture, fixtures, leasehold improvements, and other tangible property Used by the Company in connection with the Business;

(iv) all of the Company’s right, title, and interest in and to its Contracts, including the Contracts listed or required to be listed on Schedule 3.13(a) hereto;

(v) all proprietary knowledge, Trade Secrets, Confidential Information, computer software and licenses, formulae, designs and drawings, quality control data, processes (whether secret or not), methods, inventions, and other similar know-how or rights Used in the conduct of the Business, including, but not limited to, the areas of manufacturing, marketing, advertising and personnel training and recruitment, together with all other Intangible Rights Used in connection with the Business, including all files, manuals, documentation, and source and object codes related thereto;

(vi) all utility, security, and other deposits and prepaid expenses;

(vii) the Business as a going concern and its franchises, Permits, and other authorizations of Governmental Authorities (to the extent such Permits and other authorizations of Governmental Authorities are transferable) and third parties, licenses, telephone numbers, customer lists, vendor lists, referral lists and contracts, advertising materials and data, restrictive covenants, choses in action, and similar obligations owing to the Company from its present and former members, managers, officers, employees, agents, and others, together with all books, operating data, and records (including financial, accounting, and credit records), files, papers, records, and other data of the Company;

(viii) all rights of the Company in and to all tradenames, trademarks, and slogans Used in the Business, all variants thereof, and all goodwill associated therewith;

(ix) all rights to real property Used by the Company;

(x) all bank and other accounts; and

(xi) all other property and rights of every kind or nature Used by the Company in the operation of the Business.

It is specifically understood and agreed by the parties hereto that Buyer is acquiring, and the Company is selling, all of the tangible and intangible assets attributable to or Used by the Company in the Business, except the Excluded Assets. The aforesaid assets and properties to be transferred to Buyer hereunder are hereinafter collectively referred to as the “Assets.”

(b) Method of Conveyance. The sale, transfer, conveyance, assignment, and delivery by the Company of the Assets to Buyer in accordance with Section 1.1(a) hereof shall be effected on the Closing Date by the Company’s execution and delivery to Buyer of one or more bills of sale, assignments, certificates of title, and other conveyance instruments with respect to the Company’s transfer of Intangible Rights, real property interests, and other Assets in form and scope reasonably satisfactory to Buyer (collectively the “Conveyance Documents”). At the Closing, good, valid, and marketable title to all of the Assets shall be transferred, conveyed, assigned, and delivered by the Company to Buyer pursuant to the Conveyance Documents, free and clear of any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities, and other restrictions or charges of any kind or nature whatsoever.

(c) Assumed Obligations. At the Closing, Buyer shall assume, and agree to satisfy and discharge as the same shall become due, (i) all trade accounts payable and accrued business expenses that have been incurred in the ordinary course of the Company’s business and are reflected on the Closing Date Balance Sheet; (ii) the Company’s liabilities and other obligations arising subsequent to the Closing under (x) the Contracts listed on Schedule 3.13(a), and (y) all other Contracts entered into by the Company in the ordinary course of its business (including open purchase orders) and not required to be listed on Schedule 3.13(a), in each case to the extent that the Company’s rights thereunder are effectively transferred to Buyer at Closing; and (iii) the obligations listed on Schedule 1.1(c) hereto (collectively the “Assumed Obligations”). Except as expressly set forth in this paragraph (c), Buyer shall not assume or be responsible at any time for any liability, obligation, debt, or commitment of the Company, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including, but not limited to, any liabilities, obligations, debts, or commitments of the Company incident to, arising out of, or incurred with respect to, this Agreement and the transactions contemplated hereby (including any and all sales, income, or other Taxes arising out of the transactions contemplated hereby). Without limiting the generality of the foregoing, the Company and the Members expressly acknowledge and agree that the Company shall retain, and that Buyer shall not assume or otherwise be obligated to pay, perform, defend, or discharge, (a) any liability of the Company and/or the Members for Taxes, whether measured by income or otherwise, (b) any liability of the Company in connection with any Plan or Benefit Program or Agreement, including, without limitation, any liability of the Company under ERISA, (c) any liability of the Company under any federal, state, or local law, rule, regulation, ordinance, program, Permit, or other Legal Requirement relating to health, safety, Hazardous Materials, and environmental matters applicable to the Company’s business and/or the facilities Used by the Company (whether or not owned by the Company), (d) any product liability pertaining to products sold or manufactured by the Company prior to the Closing Date, (e) any liability or obligation of the Company relating to any default taking place before the Closing Date under any of the Assumed Obligations to the extent such default created or increased the liability or obligation, (f) any obligation of the Company to the Members, any Affiliate of the Company or the Members, or any Person claiming to have a right to acquire any membership interests or other securities of the Company, or (g) any liability or obligation, including accrued interest thereon, under the line of credit or installment loans with First Tennessee National Bank. The Company further agrees to satisfy and discharge as the same shall become due all obligations and liabilities of the Company not specifically assumed by Buyer hereunder.

1.2 Payment for Assets. As payment in full for the Assets being acquired by Buyer hereunder, Buyer shall pay to the Company, in the manner set forth in this Section 1.2, the sum of (i) Eighty-Five Million Dollars ($85,000,000), minus (ii) the excess, if any, of $15,500,000 over the Company’s Working Capital as of the Closing, subject to further adjustment as provided in Section 7.3 and Section 8.4 hereof (such sum, as so adjusted from time to time, is herein referred to as the “Purchase Price”). On the Closing Date, Buyer shall make payment of the Purchase Price as follows:

(a) Buyer shall deliver to the Company, by wire transfer of immediately available funds (to an account specified by the Company in writing at least two business days prior to Closing), the Estimated Purchase Price (as defined below) less the Escrow Amount (defined below); and

(b) Buyer shall deliver to U.S. Bank National Association, as escrow agent (the “Escrow Agent”), the sum of Seven Million Five Hundred Thousand Dollars ($7,500,000), in immediately available funds (the “Escrow Amount”). The Escrow Amount shall be held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”).

1.3 Estimated Purchase Price and Pay-off Letters.

(a) Not later than two business days prior to the scheduled Closing Date, Buyer and the Company shall execute and deliver an estimated purchase price acknowledgement, in a form reasonably acceptable to Buyer and the Company, that sets forth a calculation of estimated Working Capital and, on the basis of the foregoing, a calculation of the estimated Purchase Price (the “Estimated Purchase Price”).

(b) If the Purchase Price reflected on the Closing Date Balance Sheet is less than the Estimated Purchase Price, then the Company shall pay to Buyer an amount equal to the amount of such shortfall. If the Purchase Price reflected on the Closing Date Balance Sheet is greater than the Estimated Purchase Price, then Buyer shall pay to the Company an amount equal to the amount of such excess. Any payments made by Buyer to the Company or by the Company to Buyer pursuant to this Section 1.3(b), shall be made by wire transfer of immediately available funds to the account or accounts designated by the Company or Buyer, as the case may be, within ten days after the date in which the Closing Date Balance Sheet is final and binding on the parties.

(c) At least three business days prior to the Closing Date, the Company will provide Buyer with customary pay-off letters from all holders of Funded Indebtedness, and make arrangements satisfactory to Buyer for such holders to provide to the Company, simultaneously with the Closing, recordable form lien releases, canceled notes, trademark and patent assignments, and other documents reasonably requested by Buyer. The Company represents and warrants to Buyer that all Contracts evidencing its Funded Indebtedness are set forth on Schedule 1.3(c) hereto.

1.4 Closing Date Balance Sheet and Buyer’s Report. As soon as practical (and in no event later than 60 days after the Closing Date), Buyer shall cause to be prepared and delivered to the Company (i) a balance sheet for the Business and Assets acquired hereunder dated as of the Closing Date (the “Closing Date Balance Sheet”), and (ii) a written report (the “Buyer’s Report”) that includes a calculation of the actual Working Capital and, on the basis of the foregoing, the Purchase Price, including such schedules and data as may be appropriate to support such calculations. The Company and its accountants shall be entitled to review the Closing Date Balance Sheet, the Buyer’s Report, and any working papers, trial balances, and similar materials relating to the Closing Date Balance Sheet and the Buyer’s Report prepared by Buyer or its accountants. Buyer shall also provide the Company and its accountants with timely access, during Buyer’s normal business hours, to Buyer’s personnel, properties, books, and records to the extent required for the review of Buyer’s calculations set forth in the Buyer’s Report.

1.5 Disputes. The following clauses (a) and (b) set forth the procedures for resolving disputes among the parties with respect to the determination of the Purchase Price:

(a) Within 30 days after delivery to the Company of the Buyer’s Report pursuant to Section 1.4, the Company may deliver to Buyer a written report (the “Company’s Report”) prepared by the Company’s accountants (the “Company’s Accountants”) advising Buyer either that the Company’s Accountants (i) agree with Buyer’s calculations in the Buyer’s Report, or (ii) deem that one or more adjustments are required. The costs and expenses of the services of the Company’s Accountants shall be borne by the Company. If Buyer shall concur with the calculations proposed by the Company’s Accountants, or if Buyer shall not object thereto in a writing delivered to the Company within 30 days after Buyer’s receipt of the Company’s Report, the calculations set forth in such Company’s Report shall become final and shall not be subject to further review, challenge, or adjustment absent fraud. If the Company does not submit a Company’s Report within the 30-day period provided herein, then the calculations set forth in the Buyer’s Report shall become final and shall not be subject to further review, challenge, or adjustment absent fraud.

(b) In the event that the Company submits a Company’s Report and Buyer and the Company’s Accountants are unable to resolve the disagreements set forth in such report within 30 days after the date of the Company’s Report, then such disagreements shall be referred to a recognized firm of independent certified public accountants selected by mutual agreement of the Company and Buyer (the “Settlement Accountants”), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge, or adjustment absent fraud. The Settlement Accountants shall use their best efforts to reach a determination not more than 45 days after such referral. The costs and expenses of the services of the Settlement Accountants shall be paid by the Company if (i) the difference between (A) the Purchase Price resulting from the determinations of the Settlement Accountants, and (B) the Purchase Price resulting from the determinations set forth in the Company’s Report, is greater than (ii) the difference between (A) the Purchase Price resulting from the determinations of the Settlement Accountants, and (B) the Purchase Price resulting from Buyer’s calculations as set forth in the deliveries pursuant to Section 1.4 hereof; otherwise, such costs and expenses of the Settlement Accountants shall be paid by Buyer.

1.6 Allocation of the Purchase Price. The pro forma allocation of the Purchase Price is set forth in Schedule 1.6. Within 120 days of the Closing Date, Buyer shall provide the Members with an allocation of the Purchase Price (plus other relevant items) to the Assets (the “Purchase Price Allocation”). Each party agrees (a) to act in a manner consistent with the Purchase Price Allocation in the preparation of financial statements and the filing of all Tax Returns, and (b) not to voluntarily take any position inconsistent therewith in the course of any Tax audit or other proceeding, unless required to do so by applicable Legal Requirements.

ARTICLE II - CLOSING

2.1 Closing. Subject to the conditions stated in Article VI of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall occur via the electronic exchange of signature pages between the parties on August 1, 2016, or, if the conditions set forth in Section 6.1 and Section 6.2 have not been satisfied or waived on such date, on the fifth business day after all such conditions shall have been satisfied or waived. The date upon which the Closing occurs is hereinafter referred to as the “Closing Date.” The Closing shall be deemed completed as of 12:01 a.m. local time on the morning of the Closing Date.

2.2 Deliveries by the Company. At or prior to the Closing, the Company shall deliver or cause to be delivered to Buyer:

(a) the Conveyance Documents, duly executed by the Company and/or the Members, as applicable;

(b) the Escrow Agreement, duly executed by the Company;

(c) an Amended and Restated Employment Agreement, in the form attached hereto as Exhibit B, duly executed by Jody B. Agnew (the “Employment Agreement”);

(d) a Retention Bonus Agreement, in the form attached hereto as Exhibit C, duly executed by Morgan A. Taylor (the “Retention Bonus Agreement”);

(e) a certificate executed by the Company to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(c) have been satisfied;

(f) a certificate of non-foreign status executed by the Company meeting the requirements of Treasury Regulation Section 1.1445-2(b);

(g) constructive possession of all originals and copies of agreements, instruments, documents, deeds, books, records, files, and other data and information within the possession of the Company or any Affiliate of the Company pertaining to the Company (collectively, the “Records”); provided, however, that the Company may retain (i) copies of any Tax Returns and copies of Records relating thereto; (ii) copies of any Records that the Company is reasonably likely to need for complying with Legal Requirements; and (ii) copies of any Records that in the reasonable opinion of the Company will be required in connection with the performance of its obligations under Article VIII hereof; and

(h) evidence satisfactory to Buyer that Buyer’s designees shall be the only authorized signatories with respect to the Company’s various accounts, credit lines, safe deposit boxes, or vaults set forth or required to be set forth in Schedule 3.18.

2.3 Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver or cause to be delivered to the Company:

(a) the amount and form of Purchase Price required to be paid at Closing pursuant to Section 1.2(a) hereof;

(b) the Escrow Agreement, duly executed by Buyer;

(c) the Employment Agreement, duly executed by Buyer;

(d) the Retention Bonus Agreement, duly executed by Buyer; and

(e) a certificate executed by an authorized officer of Buyer, on behalf of Buyer, to the effect that the conditions set forth in Section 6.1(a) have been satisfied.

2.4 Termination in Absence of Closing.

(a) Subject to the provisions of Section 2.4(b), if by the close of business on September 1, 2016, the Closing has not occurred, then either the Company or Buyer may thereafter terminate this Agreement by written notice to such effect, to the other parties hereto, without liability of or to any party to this Agreement or any member, manager, officer, employee, or representative of such party unless the reason for Closing having not occurred is (i) such party’s willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such party’s obligations set forth in Article VI have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.1, the failure of such party to perform its obligations under this Article II on such date; provided, however, that the provisions of Sections 9.2 through 9.5 shall survive any such termination; and provided further, however, that any termination pursuant to this Section 2.4 shall not relieve any party hereto who was responsible for Closing having not occurred as described in clauses (i) or (ii) above of any liability for (x) such party’s willful breach of the provisions of this Agreement, or (y) if all of the conditions to such party’s obligations set forth in Article VI have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.1, the failure of such party to perform its obligations under this Article II on such date.

(b) Buyer shall also have the right to terminate this Agreement without liability to any party by so notifying the Company at any time within 15 days after the date of this Agreement if, in Buyer’s sole discretion, any schedule (or any instrument referred to therein) that was not furnished to Buyer at least 10 business days prior to the date of this Agreement contains or refers to any matter that, or may cause or lead to any result that, in Buyer’s sole discretion and judgment, is adverse to Buyer in any way; provided, however, that the provisions of Sections 9.2 through 9.5 shall survive any such termination.

(c) Notwithstanding the approval of the sole member of Buyer, this Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by Buyer if:

(i) any representation or warranty made herein for the benefit of Buyer, or any certificate, schedule, or document furnished to Buyer pursuant to this Agreement is untrue in any material respect; or

(ii) the Company or the Members shall have defaulted in any material respect in the performance of any material obligation under this Agreement.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

AND THE COMPANY

Each of the Members and the Company hereby jointly and severally represents and warrants to Buyer that:

3.1 Existence and Qualification. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Tennessee; the Company has the power to own, manage, lease, and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted; and neither the character of the Company’s Properties nor the nature of the Company’s business requires the Company to be duly qualified to do business as a foreign entity in any jurisdiction outside those identified in Schedule 3.1 attached hereto, and the Company is qualified as a foreign entity and in good standing in each listed jurisdiction. Since January 1, 2009, the Company has not conducted any business other than the Business.

3.2 Authority, Approval, and Enforceability. This Agreement has been duly executed and delivered by the Company and the Members, and each of the Members and the Company has all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its, his, and her obligations hereunder and under the Collateral Agreements. The execution, delivery, and performance of this Agreement and the Collateral Agreements and the consummation by each of the Company and the Members of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary action on the part of the Company, and no other proceedings on the part of the Company or the Members are necessary to authorize this Agreement or ot consummate the transactions contemplated hereby. This Agreement and each Collateral Agreement to which any of the Members and/or the Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid, and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

3.3 Capitalization and Company Records.

(a) All issued and outstanding membership interests of the Company are owned beneficially and of record by Members.

(b) The copies of the articles of organization of the Company provided to Buyer are true, accurate, and complete and reflect all amendments made through the date of this Agreement. The Company has no operating agreement and is not required by law to have an operating agreement. The Company’s ownership and minute books made available to Buyer for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all actions of the members and managers (and any committees thereof) of the Company taken by written consent or at a meeting since inception. All actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers, and official and other records of the Company fairly and accurately reflect all of the Company’s transactions, properties, assets, and liabilities.

(c) The Company does not own, directly or indirectly, any outstanding voting securities of or other interests in any other corporation, partnership, joint venture, or other business entity.

3.4 No Member Defaults or Consents. Except as otherwise set forth in Schedule 3.4 hereto, the execution and delivery of this Agreement and the Collateral Agreements by the Members and the performance by the Members of their obligations hereunder and thereunder will not violate any provision of law or any judgment, award, or decree or any indenture, agreement, or other instrument to which any Member is a party, or by which the properties or assets of the Member is bound or affected, or conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement, or other instrument, in each case except to the extent that such violation, default, or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the parties to consummate the transactions contemplated hereby.

3.5 No Company Defaults or Consents. Except as otherwise set forth in Schedule 3.5 attached hereto, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

(a) violate or conflict with any of the terms, conditions, or provisions of the articles of organization of the Company;

(b) violate any Legal Requirements applicable to the Company;

(c) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Company;

(d) result in the creation of any lien, charge, or other encumbrance on any Properties of the Company; or

(e) require either the Members or the Company to obtain or make any waiver, consent, action, approval, or authorization of, or registration, declaration, notice, or filing with, any private non-governmental third party or any Governmental Authority.

3.6 No Proceedings. No suit, action, or other proceeding is pending or, to the Knowledge of the Company, threatened before any Governmental Authority seeking to restrain the Company or the Members or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Company or its Properties as a result of the consummation of this Agreement.

3.7 Employee Benefit Matters.

(a) Schedule 3.7(a) provides a true and complete list of each of the following, if any, which is sponsored, maintained, or contributed to by the Company for the benefit of the employees or agents of the Company, which has been so sponsored, maintained, or contributed to at any time during the Company’s existence or with respect to which the Company has or may have any actual or contingent liability:

(i) each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) (“Plan”); and

(ii) each personnel policy, employee manual, or other written statements of rules or policies concerning employment, option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract, and each other employee benefit plan, agreement, arrangement, program, practice, or understanding which is not described in Section 3.7(a)(i) (“Benefit Program or Agreement”).

(b) True, correct, and complete copies of each of the Plans (if any), and related trusts, if applicable, including all amendments thereto, have been furnished to Buyer. There has also been furnished to Buyer, with respect to each Plan required to file such report and description, the three most recent reports on Form 5500 and the summary plan description. True, correct, and complete copies or descriptions of all Benefit Programs or Agreements have also been furnished to Buyer.

(c) Except as otherwise set forth in Schedule 3.7(c),

(i) The Company does not contribute to or have an obligation to contribute to, and the Company has not at any time contributed to or had an obligation to contribute to, and the Company does not have any actual or contingent liability under a multiemployer plan within the meaning of Section 3(37) of ERISA (“Multiemployer Plan”) or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code;

(ii) The Company has substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Plans and the Benefit Programs and Agreements, and to the Knowledge of the Company, there have been no defaults or violations by any other party to the Plans or Benefit Programs or Agreements;

(iii) All reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, Plan participants, or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

(iv) Each of the Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which could adversely affect such qualified status;

(v) There are no actions, suits, or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

(vi) All contributions required to be made to the Plans pursuant to their terms and provisions and applicable law have been made timely;

(vii) As to any Plan subject to Title IV of ERISA, there has been no event or condition which presents the material risk of Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation Section 2615.3 promulgated by the Pension Benefit Guaranty Corporation (“PBGC”) have not been waived) has occurred, no notice of intent to terminate the Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the Plan, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code, no liability to the PBGC has been incurred, and the assets of the Plan equal or exceed the aggregate present value of the benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the Plan, computed on a “plan termination basis” based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC;

(viii) None of the Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Plan, the Company, or any Member, manager, or employee thereof to a Tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

(ix) To the Knowledge of the Company, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs or Agreements before the Internal Revenue Service, the Department of Labor, or the PBGC;

(x) Each trust funding a Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status;

(xi) The Company does not have any obligation to provide health benefits or death benefits to former employees, except as specifically required by law;

(xii) Neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will (A) entitle any current or former employee of the Company to severance pay, unemployment compensation, or any similar payment; (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee; or (C) directly or indirectly result in any payment made to or on behalf of any Person to constitute a “parachute payment” within the meaning of Section 280G of the Code;

(xiii) The Company has not incurred any liability or taken any action, and no action or event has occurred that could cause the Company to incur any liability (A) under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA that is not a Plan, or (B) to any Multiemployer Plan, including, without limitation, an account of a partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA;

(xiv) Since January 1, 1996, there have not been any (A) work stoppages, labor disputes, or other significant controversies between the Company and its employees, (B) labor union grievances or organizational efforts, or (C) unfair labor practice or labor arbitration proceedings pending or threatened.

(d) Except as set forth in Schedule 3.7(a), the Company is not a party to any agreement, and has not established any policy or practice, requiring the Company to make a payment or provide any other form or compensation or benefit to any Person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(e) Schedule 3.7(e) sets forth by number and employment classification the approximate number of employees employed by the Company as of the date of this Agreement, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements with the Company.

(f) Neither Buyer nor any of its Affiliates shall have any liability or obligations under or with respect to the Workers Adjustment Retraining Notification Act in connection with any of the transactions contemplated in connection herewith.

3.8 Financial Statements; Liabilities; Accounts Receivable; Inventories; Title to Assets.

(a) The Company has delivered to Buyer true and complete copies of audited Financial Statements with respect to the Company and its business as of and for the years ended December 31, 2015, 2014, and 2013, as well as unaudited Financial Statements with respect to the Company and its business as of and for the five months ended May 31, 2016 (the “Company Financial Statements”), and said Company Financial Statements are attached hereto as Schedule 3.8(a). All of such Company Financial Statements present fairly the financial condition and results of operations of the Company for the dates or periods indicated thereon. All of such Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated.

(b) Except for (i) the liabilities reflected on the Company’s December 31, 2015 balance sheet included with the Company Financial Statements attached as Schedule 3.8(a), (ii) trade payables and accrued expenses incurred since December 31, 2015 in the ordinary course of business, none of which are material, and (iii) executory contract obligations under (x) Contracts listed on Schedule 3.13(a), and/or (y) Contracts not required to be listed on Schedule 3.13(a), the Company does not have any liabilities or obligations (whether accrued, absolute, contingent, known, unknown, or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).

(c) Except as otherwise set forth in Schedule 3.8(c), the accounts receivable reflected on the December 31, 2015 balance sheet included in the Company Financial Statements referenced in Section 3.8(a) and all of the Company’s accounts receivable arising since December 31, 2015 (the “Balance Sheet Date”) arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered, and performed to the account obligors, and no further filings (with governmental agencies, insurers, or others) are required to be made, no further goods are required to be provided, and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect the accounts receivable in full. Except as set forth in Schedule 3.8(c), no such account has been assigned or pledged to any other Person, firm, or corporation, and, except only to the extent fully reserved against as set forth in the December 31, 2015 balance sheet included in such Company Financial Statements, no defense or set-off to any such account has been asserted by the account obligor or exists.

(d) Except as otherwise set forth in Schedule 3.8(d), the Inventory of the Company as of the Closing Date shall consist of items of a quality, condition, and quantity consistent with normal seasonally-adjusted Inventory levels of the Company and be usable and saleable in the ordinary and usual course of business for the purposes for which intended, except to the extent written down or reserved against on the Closing Date Balance Sheet. Except as otherwise set forth in Schedule 3.8(d), the Company’s Inventory is valued on the Company’s books of account in accordance with GAAP (on an average cost basis) at the lower of cost or market, and the value of obsolete materials, materials below standard quality, and slow-moving materials have been written down in accordance with GAAP.

(e) Except as provided under the provisions of the agreements described in Schedule 3.8(e), the Company has and will have as of the Closing Date legal and beneficial ownership of its Properties, free and clear of any and all liens, mortgages, pledges, adverse claims, encumbrances, or other restrictions or limitations whatsoever (“Liens”).

3.9 Absence of Certain Changes.

(a) Except as otherwise set forth in Schedule 3.9(a) attached hereto, since the Balance Sheet Date, there has not been:

(i) any event, circumstance, or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition, or working capital of the Company;

(ii) any damage, destruction, or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties, or financial condition of the Company; or

(iii) any material adverse change in the Company’s sales patterns, pricing policies, accounts receivable, or accounts payable.

(b) Except as otherwise set forth in Schedule 3.9(b) attached hereto, since the Balance Sheet Date, the Company has not done any of the following:

(i) merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(ii) purchased any securities of any Person;

(iii) created, incurred, assumed, guaranteed, or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

(iv) made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company’s business operations;

(v) entered into, amended, or terminated any material agreement;

(vi) sold, transferred, leased, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber, or otherwise dispose of, any Properties except (A) in the ordinary course of business, or (B) pursuant to any agreement specified in Schedule 3.13(a);

(vii) settled any claim or litigation, or filed any motions, orders, briefs, or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii) incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of $50,000 (other than those arising in the ordinary course of business or those required pursuant to any agreement specified in Schedule 3.13(a));

(ix) maintained its books of account other than in the usual, regular, and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP;

(x) adopted any Plan or Benefit Program or Agreement, or granted any increase in the compensation payable or to become payable to members, managers, officers, or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing, or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

(xi) suffered any extraordinary losses or waived any rights of material value;

(xii) made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to the Company;

(xiii) (A) liquidated Inventory or accepted product returns other than in the ordinary course, (B) accelerated receivables, (C) delayed payables, or (D) changed in any material respect the Company’s practices in connection with the payment of payables and/or the collection of receivables;

(xiv) engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

(xv) repurchased, redeemed, or otherwise acquired any of its equity securities;

(xvi) amended its articles of organization;

(xvii) issued any membership interests or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls, or agreements relating to its securities; or

(xviii) committed to do any of the foregoing.

3.10 Compliance with Laws. Except as otherwise set forth in Schedule 3.10, each of the Company and LeMar is and has been in compliance in all respects with all Legal Requirements applicable to the Company and LeMar, other than failures to so comply that would not have an adverse effect on the business, operations, prospects, Properties, or financial condition of the Company. Except as otherwise set forth in Schedule 3.10, neither the Company nor LeMar (x) has received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders, or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, except for failures to so comply that would not have an adverse effect on the business, operations, prospects, Properties, or financial condition of the Company, and (y) is in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to the Company or LeMar. Without limiting the generality of the foregoing, neither the Company nor LeMar has received notice of and there is no basis for, any claim, action, suit, investigation, or proceeding that might result in a finding that the Company or LeMar is not or has not been in compliance with Legal Requirements relating to (a) the development, testing, manufacture, packaging, distribution, and marketing of products; (b) employment, safety, and health; (c) environmental protection, building, zoning, and land use; and/or (d) the Foreign Corrupt Practices Act and the rules and regulations promulgated thereunder.

3.11 Litigation. Except as otherwise set forth in Schedule 3.11, there are no claims, actions, suits, investigations, or proceedings against the Company or LeMar pending or, to the Knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have an adverse effect (whether covered by insurance or not) on the business, operations, prospects, Properties, or financial condition of the Company and there is no basis for any such claim, action, suit, investigation, or proceeding. Schedule 3.11 also includes a true and correct listing of all material actions, suits, investigations, claims, or proceedings that were pending, settled, or adjudicated since January 1, 2011.

3.12 Real Property.

(a) The Company does not own and has never owned any real property.

(b) Schedule 3.12(b) sets forth a list of all leases, licenses, or similar agreements relating to the Company’s use or occupancy of real estate owned by a third party (“Leases”), true and correct copies of which have previously been furnished to Buyer, in each case setting forth (i) the lessor and lessee thereof and the commencement date, term, and renewal rights under each of the Leases, and (ii) the street address and legal description of each property covered thereby (the “Leased Premises”). The Leases and all guaranties with respect thereto, are in full force and effect and have not been amended in writing or otherwise, and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases. Neither the Company nor its agents or employees have received written notice of any claimed abatements, offsets, defenses, or other bases for relief or adjustment.

(c) With respect to each of the Leased Premises (i) the Company has a valid leasehold interest in the Leased Premises, free and clear of any Liens, encumbrances, covenants, and easements or title defects that have had or could have an adverse effect on the Company’s use and occupancy of the Leased Premises; (ii) the portions of the buildings located on the Leased Premises that are used in the business of the Company are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company’s current and reasonably anticipated normal business activities as conducted thereon; (iii) each of the Leased Premises (A) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current transportation requirements of the business presently conducted at such parcel, and (B) is served by all utilities in such quantity and quality as are necessary and sufficient to satisfy the current normal business activities conducted at such parcel; and (iv) the Company has not received notice of (A) any condemnation, eminent domain, or similar proceeding affecting any portion of the Leased Premises or any access thereto, and, to the Knowledge of the Company, no such proceedings are contemplated, (B) any special assessment or pending improvement liens to be made by any governmental authority which may affect any of the Leased Premises, or (C) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Leased Premises.

3.13 Commitments.

(a) Except as otherwise set forth in Schedule 3.13(a), the Company is not a party to or bound by any of the following, whether written or oral:

(i) any Contract that cannot by its terms be terminated by the Company with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(ii) contract or commitment for capital expenditures by the Company in excess of $150,000 per year in the aggregate;

(iii) lease or license with respect to any Properties, real or personal, whether as landlord, tenant, licensor, or licensee;

(iv) agreement, contract, indenture, or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

(v) partnership agreement;

(vi) contract with any Affiliate of the Company (including a Member) relating to the provision of goods or services by or to the Company;

(vii) agreement for the sale of any assets that in the aggregate have a net book value on the Company’s books of greater than $50,000;

(viii) agreement that purports to limit the Company’s freedom to compete freely in any line of business or in any geographic area;

(ix) preferential purchase right, right of first refusal, or similar agreement; or

(x) other Contract that is material to the business of the Company.

(b) All of the Contracts listed or required to be listed in Schedule 3.13(a) are valid, binding, and in full force and effect, and the Company has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect, except as disclosed in Schedule 3.13(a). Neither the Company nor, to the Knowledge of the Company, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed in Schedule 3.13(a). Following the Closing, the Company will continue to be entitled to all of the benefits currently held by the Company under each Contract listed or required to be listed in Schedule 3.13(a).

(c) Except as otherwise set forth in Schedule 3.13(c), the Company is not a party to or bound by any Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arm’s-length negotiations or bargaining.

3.14 Insurance. Schedule 3.14 hereto is a complete and correct list of all insurance policies (including, without limitation, fire, liability, product liability, workers’ compensation, and vehicular) presently in effect that relate to the Company or its Properties, including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on Schedule 3.14. Such policies are sufficient for compliance by the Company with all applicable Legal Requirements and all material Contracts. None of the insurance carriers has indicated to the Company an intention to cancel any such policy or to materially increase any insurance premiums (including, without limitation, workers’ compensation premiums), or that any insurance required to be listed on Schedule 3.14 will not be available in the future on substantially the same terms as currently in effect. The Company has no claim pending or anticipated against any of its insurance carriers under any of such policies and, to the Knowledge of the Company, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim. During the prior three years, all notices required to have been given by the Company to any insurance company have been timely and duly given, and no insurance company has asserted that any claim is not covered by the applicable policy relating to such claim.

3.15 Intangible Rights. Set forth on Schedule 3.15 is a list and description of all foreign and domestic patents, patent applications (whether pending or abandoned), invention disclosures, or any other patent rights (collectively, “Patent Rights”); design registrations, trademarks of any type (whether registered, pending, or common law) (collectively, “Trademark Rights”); service marks of any type (whether registered, pending, or common law) (collectively “Service Mark Rights”); trade names; brands; and/or copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, Used, licensed, or controlled by the Company and all goodwill associated therewith. The Company owns or has the right to use and shall as of the Closing Date own or have the right to use any and all information, know-how, trade secrets, Patent Rights, copyrights, Trademark Rights, Service Mark Rights, design registrations, tradenames, software, formulae, methods, processes, and other intangible properties that are necessary or customarily Used by the Company for the ownership, management, or operation of its Properties (“Intangible Rights”), including, but not limited to, the Intangible Rights listed on Schedule 3.15. Except as set forth on Schedule 3.15, (i) the Company is the sole and exclusive owner of all right, title, and interest in and to all of the Intangible Rights, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intangible Rights of others; (ii) no royalties, honorariums, or fees are payable by the Company to any Person by reason of the ownership or use of any of the Intangible Rights; (iii) there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Rights, and no grounds for any such claims exist; (iv) the Company has not made any claim of any violation or infringement by others of any of its Intangible Rights or interests therein and, to the Knowledge of the Company, no grounds for any such claims exist; (v) the Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights, and neither the use of the Intangible Rights nor the operation of the Company’s businesses is infringing or has infringed upon any intellectual property rights of others; (vi) the Intangible Rights are sufficient and include all intellectual property rights necessary for the Company to lawfully conduct its business as presently being conducted; (vii) no interest in any of the Company’s Intangible Rights has been assigned, transferred, licensed, or sublicensed by the Company to any Person other than Buyer pursuant to this Agreement; (viii) to the extent that any item constituting part of the Intangible Rights has been registered with, filed in, or issued by, any Governmental Authority, such registrations, filings, or issuances are listed on Schedule 3.15 and were duly made and remain in full force and effect; (ix) to the Knowledge of the Company, there has not been any act or failure to act by the Company or any of its members, managers, officers, employees, attorneys, or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Rights or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intangible Rights; (x) to the extent any of the Intangible Rights constitutes proprietary or confidential information, the Company has adequately safeguarded such information from disclosure; and (xi) all of the Company’s current Intangible Rights will remain in full force and effect following the Closing without alteration or impairment.

3.16 Equipment and Other Tangible Property. Except as otherwise set forth on Schedule 3.16, the Company’s equipment, furniture, machinery, vehicles, structures, fixtures, and other tangible property included in the Properties (the “Tangible Company Properties”), other than Inventory, is suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the

Company’s prior practices and normal industry standards. To the Knowledge of the Company, the Tangible Company Properties are free of any structural or engineering defects, and during the past five years there has not been any significant interruption of the Company’s business due to inadequate maintenance or obsolescence of the Tangible Company Properties.

3.17 Permits; Environmental Matters.

(a) Except as otherwise set forth in Schedule 3.17(a), each of the Company and LeMar has all Permits necessary for the Company or LeMar, as applicable, to own, operate, use, and/or maintain its Properties and to conduct its business and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in Schedule 3.17(a), all such Permits are in effect, no proceeding is pending, or, to the Knowledge of the Company, threatened to modify, suspend, or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Company, threatened in connection with the expiration or renewal of such Permits which could adversely affect the ability of the Company to own, operate, use, or maintain any of its Properties or to conduct its business and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in Schedule 3.17(a), (i) no violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, and (ii) no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver, or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.

(b) Except as set forth on Schedule 3.17(b), there are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, to the Knowledge of the Company, threatened, or judgments or orders relating to any Hazardous Materials (collectively called “Environmental Claims”) asserted or threatened against the Company or relating to any real property currently or formerly owned, leased, or otherwise Used by the Company. Neither the Company nor, to the Knowledge of the Company, any prior owner, lessee, or operator of said real property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored, or disposed of in a manner which could form the basis for an Environmental Claim against the Company or Buyer. Except as set forth on Schedule 3.17(b), the Company has not assumed any liability of any Person for cleanup, compliance, or required capital expenditures in connection with any Environmental Claim.

(c) Except as set forth on Schedule 3.17(c), no Hazardous Materials are or were stored or otherwise located, and no underground storage tanks or surface impoundments are or were located, on real property currently or formerly owned, leased, or Used by the Company or, to the Knowledge of the Company, on adjacent parcels of real property, and no part of such real property or, to the Knowledge of the Company, any part of such adjacent parcels of real property, including the groundwater located thereon, is presently contaminated by Hazardous Materials.

(d) Except as set forth on Schedule 3.17(d), the Company has been and is currently in compliance with all applicable environmental laws, including obtaining and maintaining in effect all Permits required by applicable environmental laws.

3.18 Banks. Schedule 3.18 sets forth (i) the name of each bank, trust company, or other financial institution and stock or other broker with which the Company has an account, credit line, or safe deposit box or vault; (ii) the names of all Persons authorized to draw thereon or to have access to any safe deposit box or vault; (iii) the purpose of each such account, safe deposit box, or vault; and (iv) the names of all Persons authorized by proxies, powers of attorney, or other like instrument to act on behalf of the Company in matters concerning any of its business or affairs. Except as otherwise set forth in Schedule 3.18, no such proxies, powers of attorney, or other like instruments are irrevocable.

3.19 Suppliers and Customers. Schedule 3.19 sets forth (i) the ten principal suppliers of the Company during each of the fiscal years ended December 31, 2015 and 2014, together with the dollar amount of goods purchased by the Company from each such supplier during each such period, and (ii) the ten principal customers of the Company during each of the fiscal years ended December 31, 2015 and 2014, together with the dollar amount of goods and/or services sold by the Company to each such customer during each such period. Except as otherwise set forth in Schedule 3.19, the Company maintains good relations with all suppliers and customers listed or required to be listed in Schedule 3.19 as well as with governments, partners, financing sources, and other parties with whom the Company has significant relations, and no such party has canceled, terminated, or made any threat to the Company to cancel or otherwise terminate its relationship with the Company or to materially decrease its services or supplies to the Company or its direct or indirect purchase or usage of the products or services of the Company.

3.20 Absence of Certain Business Practices.

(a) None of the Members, the Company, LeMar, nor any Affiliate, manager, officer, employee or agent of the Company or LeMar, or any other Person acting on behalf of or associated with the Company or LeMar, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances, or any other economic benefits, regardless of their nature or type, from any customer, agent, supplier, or any employee or agent of any customer, agent, or supplier; or (ii) directly or indirectly given or agreed to give any money, gift, or similar benefit to any customer, agent, supplier, or any employee or agent of any customer, agent, or supplier, any official or employee of any government (domestic or foreign), any political party or candidate for office (domestic or foreign), or any other Person who was, is, or may be in a position to help or hinder the business of the Company or LeMar (or assist the Company or LeMar in connection with any actual or proposed transaction), in each case which (A) could reasonably be expected to subject the Company or LeMar to any damage or penalty in any civil, criminal, or governmental litigation or proceeding, (B) if not given in the past, could reasonably be expected to have had an adverse effect on the business, results of operation, prospects, Properties, financial condition, liabilities, cash flows, or working capital of the Company, or (C) if not continued in the future, could reasonably be expected to adversely affect the business, results of operations, prospects, Properties, financial condition, liabilities, cash flows, or working capital of the Company

(b) None of the Members, the Company, LeMar, nor any Affiliate, manager, officer, employee, or agent of the Company or LeMar, or any other Person acting on behalf of or associated with the Company or LeMar is aware of any action, or any allegation of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, 15 USC §§ 78dd-1, et seq., as amended, and the rules and regulations thereunder (the “FCPA”), or other relevant multilateral measures such as the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the United Nations Convention Against Corruption, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as defined under the FCPA) or employee, political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution to obtain or retain business or to secure an improper advantage, or (ii) that would constitute an offer to pay, a promise to pay, or a payment of money or anything else of value, or an authorization of such offer, promise, or payment, directly or indirectly, to any employee, agent, or representative of another company or entity in the course of their business dealings with the Company, LeMar or any of their respective Affiliates, in order to induce such person to act against the best interest of his or her employer or principal.

3.21 Products, Services, and Authorizations.

(a) Each Product designed, manufactured, repaired, or serviced by the Company has been designed, manufactured, repaired, or serviced in accordance with (i) the specifications under which the Product is normally and has normally been manufactured, and (ii) the provisions of all applicable laws, policies, guidelines, and any other governmental requirements.

(b) Schedule 3.21(b) sets forth (i) a list of all Products which at any time have been recalled, withdrawn, or suspended by the Company, whether voluntarily or otherwise, including the date recalled, withdrawn, or suspended and a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension, or seizure of any Product; (ii) a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension, or seizure of any Product; and (iii) a list of all regulatory letters received by the Company or any of its agents relating to the Company or any of the Products or the Company’s establishments.

(c) There exists no set of facts which could reasonably be expected to furnish a basis for the recall, withdrawal, or suspension of any product registration, product license, repair, or overhaul license, manufacturing license, wholesale dealers license, export license, or other license, approval, or consent of any governmental or regulatory authority with respect to the Company or any of the Products.

(d) There are no claims existing or threatened under or pursuant to any warranty, whether express or implied, on products or services sold by the Company. There are no claims existing and there is no basis for any claim against the Company for injury to persons, animals, or property as a result of the sale, distribution, or manufacture of any product or performance of any service by the Company, including, but not limited to, claims arising out of the defective or unsafe nature of its products or services. The Company has full and adequate insurance coverage for products liability claims against it.

(e) Set forth on Schedule 3.21(e) is a list of all authorizations, consents, approvals, franchises, licenses, and permits required by any Person (other than a Governmental Authority) for the operation of the business of the Company as presently operated (the “Other Person Authorizations”). All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect, and the Company is in compliance with the terms of all the Other Person Authorizations. Neither the Company nor any Member has any knowledge of any facts which could be expected to cause them to believe that the Other Person Authorizations will not be renewed by the appropriate Person in the ordinary course. Each of the Other Person Authorizations may be assigned and transferred to Buyer in accordance with this Agreement and will continue in full force and effect thereafter, in each case without (i) the occurrence of any breach, default, or forfeiture of rights thereunder, or (ii) the consent, approval, or act of, or the making of any filings with, any Person.

3.22 Export Controls, Economic Sanctions, and Import Compliance.

(a) Export Controls and Economic Sanctions Compliance. Each of the Company and LeMar is in compliance and has been in compliance with all laws relating to U.S. export controls and economic sanctions, including but not limited to the International Traffic in Arms Regulations (ITAR) (22 C.F.R. Parts 120-130 (2016)) of the U.S. Department of State; the Export Administration Regulations (“EAR”) (15 C.F.R. Parts 730-774 (2016)) of the U.S. Department of Commerce; the U.S. antiboycott regulations and guidelines, including those under the EAR and U.S. Department of the Treasury regulations; and the various economic sanctions, regulations, and guidelines of the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”). Neither the Company nor LeMar has (a) made a voluntary disclosure with respect to violations of such laws; (b) been subject to any (i) claim, action, audit, compliance assessment, or focused assessment for alleged or actual underpayment of import or export duties, Taxes, or fees, (ii) suspension of export privileges, or (iii) investigation or enforcement action or sanction by any Governmental Authority arising under such laws; (c) made or provided any false statement or omission to any Governmental Authority or to any customer in connection with the importation or exportation of merchandise; or (d) exported or re-exported, directly or, to the Knowledge of the Company, indirectly, any items to Cuba, Iran, Sudan, Syria, North Korea, or to the Crimea region, or to any prohibited, debarred, denied, or specially designated entities or individuals under statutes, regulations, orders, and decrees of carious agencies of the U.S. Government, including, but not limited to, the Denied Persons List or Entity List, as administered by the U.S. Department of Commerce, Bureau of Industry and Security’s, or the OFAC List of Specially Designated Nationals or Blocked Persons.

(b) Import Compliance. Each of the Company and LeMar has been in full compliance with all import laws and regulations, including, but not limited to, the laws and regulations administered by U.S. Customs and Border Protection (“CBP”). The products imported by the Company and/or LeMar have not, over the past five years, been subject to any penalties (civil or criminal), claims for liquidated damages, or notices of redelivery issued by CBP, or to any detentions, seizures, or forfeitures by CBP or any other U.S. Government agency. Neither the Company nor LeMar has made any prior disclosures to CBP of any violation of the customs laws during this period. Neither the Company nor LeMar has been, or is currently, subject to any CBP investigation or enforcement action (and has no knowledge of any possible future action). Each of the Company and LeMar has paid all import duties, fees, and other charges owed to CBP, and the products that it imports are not subject to any antidumping duty, countervailing duty, or other penalty duty. Neither the Company nor Lemar is sourcing products from facilities that use forced or indentured labor (including child labor).

3.23 Transactions With Affiliates. Except as set forth on Schedule 3.23 and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled Plans or Benefit Programs and Agreements by employees, the Company has not purchased, acquired, or leased any property or services from, or sold, transferred, or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting, or similar agreement with, or engaged in any other significant transaction with any of the Members or any other officer, manager, or member of the Company or any of their respective Affiliates. Except as set forth on Schedule 3.23, none of the Members nor any other Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Affiliate.

3.24 Privacy and Data Security. No Person has obtained unauthorized access to third party information or data in the possession of the Company (including any personal information, personally identifiable information, and personal data, which is collectively referred to herein as “Personal Information”), nor has there been any other compromise of the security, confidentiality, or integrity of such information or data. The Company has complied in all material respects with (i) all applicable laws relating to privacy, personal data security and protection, and the collection, processing, and use of Personal Information (collectively, “Privacy Laws”); (ii) the Payment Card Industry Data Security Standards (the “PCI DSS”); and (iii) its own internal employee-facing and external customer-facing privacy and data security policies and guidelines. The operation of the Business does not violate, and has not violated, any right to privacy or publicity of any third person in any material respect, including through the violation of any applicable Privacy Laws or the PCI DSS. The Company has not received any notice, claim, or demand from (i) a Governmental Authority asserting or claiming that the Company has violated or has failed to comply with any Privacy Law or (ii) any Person asserting a breach of a Privacy Law or seeking compensation for breach of a Privacy Law. The Company has not notified and has not been required or obligated to notify any Person with respect to a breach of privacy or security, or unauthorized misappropriation, access, or use of, any Personal Information.

3.25 Title to Assets. The Company owns, leases, or has the legal right to use all the Assets, and Buyer will be vested with good, valid, marketable, and undivided title to the Assets free and clear of all liens, claims, interests, and encumbrances, other than the Assumed Obligations. The Assets constitute all of the assets necessary to conduct the Business as currently being conducted, and no Person other than the Company own any assets used in the Business.

3.26 WARN Act. The Company is and has been in compliance with the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local, and foreign laws related to plant closings, relocations, mass layoffs, and employment losses (collectively the “WARN Act”), to the extent applicable, and the transactions contemplated by this Agreement will not trigger the WARN Act.

3.27 Broker or Finder Fees. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Company or the Members in such a manner as to give rise to any valid claim against Buyer for any broker’s fee, finder’s fee, or similar compensation.

3.28 Other Information. The information furnished by the Members and the Company to Buyer pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the schedules identified herein, the instruments referred to in such schedules, and the certificates and other documents to be executed or delivered pursuant hereto by the Members and/or the Company at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company that:

4.1 Existence and Qualification. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware; has the power to own, manage, lease, and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign entity in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified.

4.2 Authority, Approval, and Enforceability. This Agreement has been duly executed and delivered by Buyer and Buyer has all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution, deliver, and performance of this Agreement and the Collateral Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary action on the part of Buyer. This Agreement and each Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

4.3 No Default or Consents. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

(a) violate or conflict with any of the terms, conditions, or provisions of Buyer’s certificate of formation or limited liability company agreement;

(b) violate any Legal Requirements applicable to Buyer;

(c) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to Buyer;

(d) result in the creation of any lien, charge, or other encumbrance on any property of Buyer; or

(e) require Buyer to obtain or make any waiver, consent, action, approval, or authorization of, or registration, declaration, notice, or filing with, any private non-governmental third party or any Governmental Authority.

4.4 No Proceedings. No suit, action, or other proceeding is pending or, to Buyer’s knowledge, threatened before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against Buyer or its properties as a result of the consummation of this Agreement.

4.5 Broker or Finder Fees. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of Buyer in such a manner as to give rise to any valid claim against the Company or the Members for any broker’s fee, finder’s fee, or similar compensation.

ARTICLE V - OBLIGATIONS PRIOR TO CLOSING

From the date of this Agreement through the Closing:

5.1 Buyer’s Access to Information and Properties. The Company shall permit Buyer and its authorized employees, agents, accountants, legal counsel, and other representatives to have access to the books, records, employees, counsel, accountants, engineers, and other representatives of the Company at all times reasonably requested by Buyer for the purpose of conducting an investigation of the Company’s financial condition, company status, operations, prospects, business, and Properties. The Company shall make available to Buyer for examination and reproduction all documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, the Company and/or the Members, including, without limitation, all files, records, data, and information relating to the Properties (whether stored in paper, magnetic, or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. Also, the Company shall allow Buyer access to, and the right to inspect, the Properties, except to the extent that such Properties are operated by a third-party operator, in which case the Company shall use its best efforts to cause the operator of such Properties to allow Buyer access to, and the right to inspect, such Properties.

5.2 Company’s Conduct of Business and Operations. The Company and the Members shall keep Buyer advised as to all material operations and proposed material operations relating to the Company. The Company shall (a) conduct its business in the ordinary course, (b) keep available the services of present employees, (c) maintain and operate its Properties in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) use reasonable efforts to keep all Contracts listed or required to be listed on Schedule 3.13(a) in full force and effect, (f) comply with all of the covenants contained in all such material Contracts, (g) maintain in force until the Closing Date insurance policies (subject to the provisions of Section 5.7) equivalent to those in effect on the date hereof, and (h) comply in all material respects with all applicable Legal Requirements. Except as otherwise contemplated in this Agreement, the Company will use its best efforts to preserve the present relationships of the Company with Persons having significant business relations therewith.

5.3 General Restrictions. Except as otherwise expressly permitted in this Agreement, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, the Company shall not:

(a) repurchase, redeem, or otherwise acquire any of its securities;

(b) merge into or with or consolidate with, any other corporation or acquire the business or assets of any Person;

(c) purchase any securities of any Person;

(d) amend its articles of organization;

(e) issue any membership interests or other securities, or grant, or enter into any agreement to grant, any options, convertibility rights, other rights, warrants, calls, or agreements relating to its securities;

(f) create, incur, assume, guarantee, or otherwise become liable or obligated with respect to any indebtedness, or make any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

(g) make any change in any existing election, or make any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company’s business operations;

(h) enter into, amend, or terminate any material agreement;

(i) sell, transfer, lease, mortgage, encumber, or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber, or otherwise dispose of, any Properties except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in Schedule 3.13(a);

(j) settle any material claim or litigation, or file any material motions, orders, briefs, or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(k) other than in the ordinary course of business consistent with past practices, incur or approve, or enter into any agreement or commitment to make, any expenditures in excess of $50,000 (other than those required pursuant to any agreement specified in Schedule 3.13(a));

(l) maintain its books of account other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or make any change in any of its accounting methods or practices;

(m) make any change, whether written or oral, to any agreement or understanding with any of the suppliers or customers listed or required to be listed on Schedule 3.19;

(n) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices;

(o) delay or accelerate payment of any accrued expense, trade payable, or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;

(p) allow its levels of Inventory to vary in any material respect from the levels customarily maintained;

(q) adopt any Plan or Benefit Program or Agreement or increase the compensation payable to any employee (including, without limitation, any increase pursuant to any bonus, profit-sharing, or other incentive plan or commitment);

(r) become a party to or bound by any of the arrangements described in Section 3.13(a), whether written or oral;

(s) engage in any one or more activities or transactions outside the ordinary course of business;

(t) enter into any transaction or make any commitment which could result in any of the representations, warranties, or covenants of the Company and/or the Members contained in this Agreement not being true and correct after the occurrence of such transaction or event; or

(u) commit to do any of the foregoing.

5.4 Notice Regarding Changes. The Company and the Members shall promptly inform Buyer in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Company and/or the Members inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question. Buyer shall promptly inform the Company in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

5.5 Preferential Purchase Rights. To the extent there are any parties entitled or who may become entitled to exercise preferential purchase or consent rights with respect to the transactions contemplated hereby, the Company and the Members shall promptly use their best efforts to obtain the agreement in writing of such parties to waive or not exercise such rights, which request shall be in form reasonably satisfactory to and approved by Buyer.

5.6 Ensure Conditions Met. Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all Permits, authorizations, consents, and approvals of any Governmental Authority or other Person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Collateral Agreements, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to each party’s obligations hereunder as set forth in Article VI, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing.

5.7 Insurance Policies. The Company shall take all actions necessary or appropriate to cause any and all insurance coverage currently carried by or for the benefit of the Company to remain in full force and effect to the extent necessary to cover the liabilities of the Company during the period the Company has operated the Business. If available, this coverage may be converted to a form of extended reporting coverage. Any prepaid premiums for such coverage shall remain the property of the Company after the Closing.

5.8 Casualty Loss. If, between the date of this Agreement and the Closing, any of the Properties of the Company shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty, or any other cause, then the Company shall, at Buyer’s election, (i) cause such Properties to be repaired or replaced prior to the Closing with Properties of substantially the same condition and function, (ii) deposit in a separate account an amount sufficient to cause such Properties to be so repaired or replaced, or (iii) enter into contractual arrangements satisfactory to Buyer so that the Company will have at the Closing the same economic value as if such casualty had not occurred.

5.9 Employee Matters.

(a) Effective as of 12:01 a.m., local time, on the day after the Closing Date, the employment by the Company of the employees listed on Schedule 5.9 shall terminate and Buyer shall be deemed to have offered employment to each individual whose employment was so terminated (the “Business Employees”), effective at 12:01 a.m., local time, on the day after the Closing Date or, in the case of a Business Employee not actively at work on the Closing Date on account of a disability, on the day such employee reports for work after termination of such disability upon substantially the same terms and conditions with substantially the same duties and responsibilities and at substantially the same rate of pay as in effect on the Closing Date while such individuals were employed by the Company. Although accrued but unused vacation and sick leave balances of employees of the Company prior to the Closing Date, if any, are not included in the Assumed Obligations, Buyer will provide each employee of the Company who becomes an employee of Buyer following the Closing credit for the accrued but unused vacation and sick leave balances earned while employed by the Company (and as reported by the Company), provided that under no circumstance shall Buyer or any of its Affiliates be obliged to pay any portion of the amount credited at the Closing Date to the credited employee at such time as employment with Buyer ends.

(b) The parties acknowledge that the transactions provided for in this Agreement may result in obligations on the part of the Company and one or more of the Plans that is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) to comply with the health care continuation requirements of Part 6 of Title 1 of ERISA and Code Section 4980B, as applicable. The parties expressly agree that Buyer and Buyer’s benefit plans shall have no responsibility for compliance with such health care continuation requirements (i) for qualified beneficiaries who previously elected to receive continued coverage under the Company’s ERISA benefit plans or who between the date of this Agreement and the Closing Date elect to receive continued coverage, or (ii) with respect to those employees or former employees of the Company who may become eligible to receive such continued coverage as a result of the transactions provided for in this Agreement.

(c) Except as specifically set forth in this Agreement (i) Buyer shall not be obligated to assume, continue, or maintain any of the Plans or Benefit Programs or Agreements; (ii) no assets or liabilities of the Plans shall be transferred to, or assumed by, Buyer or Buyer’s benefit plans; and (iii) the Company shall be solely responsible for funding and/or paying any benefits under any of the Plans or Benefit Programs or Agreements, including any termination benefits and other employee entitlements accrued under such plans by or attributable to employees of the Company prior to the Closing Date.

(d) Nothing in this Agreement, express or implied, shall confer upon any employee of the Company, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period, of any nature whatsoever.

(e) The Company shall permit Buyer to contact and make arrangements with the Company’s employees for the purpose of assuring their continued employment by the Company after the Closing and for the purpose of ensuring the continuity of the Company’s business, and the Company agrees not to discourage any such employees from consulting with Buyer.

(f) The Company shall use its best efforts to keep available the services of its present employees through the Closing Date.

5.10 Hart-Scott-Rodino. The parties hereto specifically agree to promptly prepare and file their respective Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), in accordance with applicable law, if such filings are required under applicable law with respect to this Agreement and the transactions contemplated hereby. Each of the parties hereto shall furnish to the others such information and assistance as any other party may reasonably request in connection with the preparation of any such HSR Act filings or submissions and provide the others with copies of all correspondence, filings, or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Buyer and the Company shall share equally any required HSR Act filing fees.

5.11 Payoff and Estoppel Letters. Prior to Closing, (a) the Company shall request payoff and estoppel letters with respect to all Funded Indebtedness, which letters shall contain payoff amounts, per diems, wire transfer instructions and an agreement to deliver, upon full payment, UCC-3 termination statements, other appropriate releases and any original promissory notes or other evidences of indebtedness marked canceled, and (b) the Company shall provide Buyer with evidence of satisfaction in full or release of all guarantees, notes, or obligations of the Company to or on behalf of each of the Members or any other Affiliate of the Company.

5.12 No Shop. From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, the Company and the Members shall not, and the Company shall cause the Company’s managers, officers, and other agents not to, directly or indirectly, take any action to solicit, initiate, or encourage any offer or proposal or indication of interest in a merger, consolidation, or other business combination involving any equity interest in, or a substantial portion of the assets of the Company, other than in connection with the transactions contemplated by this Agreement. The Company shall immediately advise Buyer of the terms of any offer, proposal, or indication of interest that it receives or otherwise becomes aware of.

5.13 Name Change. The Company hereby represents, warrants, and covenants to Buyer that the name of the Company is as set forth on the signature page hereof and further agrees and acknowledges that such name is included with the Assets and that the exclusive right to use such name will be transferred to Buyer on the Closing Date. The Company and the Members shall, prior to or as of the Closing, file an appropriate amendment to the Company’s articles of organization changing its name to a name which is in no way similar to the name set forth on the signature page hereof and shall furnish such written consents and assignments as Buyer shall hereafter reasonably request in connection with such name change.

ARTICLE VI - CONDITIONS TO COMPANY’S AND BUYER’S OBLIGATIONS

6.1 Conditions to Obligations of the Company. The obligations of the Company to carry out the transactions contemplated by this Agreement are subject, at the option of the Company, to the satisfaction or waiver of the following conditions:

(a) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

(b) As of the Closing Date, no suit, action, or other proceeding (excluding any such matter initiated by or on behalf of the Company or any Member) shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the Closing or seeking Damages against the Company as a result of the consummation of this Agreement.

(c) The Company shall have received written evidence, in form and substance satisfactory to the Company, of the termination or expiration of the HSR waiting period related to Buyer’s purchase of the Assets, if applicable.

(d) Buyer shall have delivered or cause to be delivered to the Company and the Members all of the documents required by Section 2.3 hereof.

6.2 Conditions to Obligations of Buyer. The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction, or waiver by Buyer, of the following conditions:

(a) All representations and warranties of the Company and the Members contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and the Company and the Members shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing.

(b) As of the Closing Date, no suit, action, or other proceeding (excluding any such matter initiated by or on behalf of Buyer) shall be pending or threatened before any Governmental Authority seeking to restrain Buyer or prohibit the Closing or seeking Damages against Buyer or the Company or its Properties as a result of the consummation of this Agreement.

(c) Except for matters disclosed in Schedule 3.9(a) or Schedule 3.9(b), since the Balance Sheet Date and up to and including the Closing, there shall not have been any event, circumstance, change, or effect that, individually or in the aggregate, had or might have a material adverse effect on the Company’s business, operations, prospects, Properties, or financial condition.

(d) Buyer shall have received the opinion of T. Arthur Scott, Jr., Attorney at Law, counsel to the Company (“Company Counsel”), dated as of the Closing Date, addressed to Buyer and in form and substance reasonably satisfactory to Buyer, to the effect set forth on Exhibit D hereto. In rendering such opinion, Company Counsel may rely as to factual matters on certificates of officers, managers, and members of the Company and on certificates of governmental officials.

(e) All proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Buyer and its counsel, and Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request, including, but not limited to, the Conveyance Documents.

(f) Buyer shall have received written evidence, in form and substance satisfactory to Buyer, of (i) the termination or expiration of the HSR waiting period related to Buyer’s purchase of the Assets, if applicable, and (ii) the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental, and private third parties (including, without limitation, Persons or other entities leasing real or personal property to the Company) where the absence of any such consent would result in a violation of law or a breach or default under any agreement to which the Company is subject.

(g) No proceeding in which any of the Members or the Company shall be a debtor, defendant, or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such Person under any United States or state bankruptcy or insolvency law.

(h) Buyer shall have received copies of “payoff” or “estoppel” letters or other evidence, reasonably satisfactory to it, of the termination, at or prior to Closing, of all Funded Indebtedness and any and all Liens that encumber the Company’s Properties pursuant thereto.

(i) The Company and the Members shall have delivered or cause to be delivered to Buyer all of the documents required by Section 2.2 hereof.

(j) Buyer shall have received all audited historical and unaudited pro forma Financial Statements with respect to the Company Business, if any, together with any required consent of the Company’s independent public accountants, that may be required to be included in a Current Report on Form 8-K.

(k) The Industrial Sublease Agreement, dated as of the date hereof, by and between the Buyer and the Company (whose name shall be changed to Tri Elite Holdings, LLC) shall be effective.

(l) Buyer shall have received termination agreements for each of the retention bonus program letter agreements, by and between the Company and each of Michael D. Austin, Kyle E. Fischer, Terry Johnson, Peter B. Kersker, and David B. Krattiger.

(m) Buyer shall have received a Buying Agency Agreement, duly executed by LeMar.

ARTICLE VII - POST-CLOSING OBLIGATIONS

7.1 Further Assurances. Following the Closing, the Company, the Members, and Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

7.2 Publicity. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, except as required by any applicable Legal Requirement (in which case, so far as possible, in cases other than relating to any Securities and Exchange Commission reporting obligations to be made by Buyer, there shall be consultation among the parties prior to such announcement), and the parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

7.3 Post-Closing Indemnity.

(a) Subject to the provisions of the Escrow Agreement and the other provisions of this Agreement (including, but not limited to, Section 9.1 hereof), from and after the Closing, the Company and the Members shall jointly and severally indemnify and hold harmless Buyer and its Affiliates, members, managers, officers, and employees from and against any and all Damages arising out of, resulting from, or in any way related to (i) a breach of, or inaccuracy in, any of the representations or warranties made by the Company and/or the Members in this Agreement (except the representations and warranties set forth in Article VIII, (ii) a breach or default in performance by the Company or any Member of any covenant or agreement of the Company and/or the Members contained in this Agreement, (iii) the Excluded Assets, (iv) the existence of any liabilities or obligations of the Company or any of the Members (whether accrued, absolute, contingent, known or unknown, or otherwise, and whether or not of a nature appropriate for inclusion in a balance sheet in accordance with GAAP) other than the Assumed Obligations, and/or (v) sales of the Company’s accounts receivable and all agreements or arrangements related thereto, including, but not limited to, that certain Master Purchase Agreement, dated as of April 24, 2009 (the “Deutsche Bank Agreement”), by and between Deutsche Bank AG New York Branch (“Deutsche Bank”) and the Company. Any payment made to Buyer by the Company or the Members pursuant to the indemnification obligations under this Section 7.3 shall constitute a reduction in the Purchase Price hereunder.

(b) Subject to the provisions of this Agreement (including, but not limited to, Section 9.1 hereof), from and after the Closing, Buyer shall indemnify and hold harmless the Company and the Members from and against any and all Damages arising out of or resulting from (i) a breach of, or inaccuracy in, any of the representations or warranties made by Buyer in this Agreement, (ii) a breach or default in performance by Buyer of any covenant or agreement of Buyer contained in this Agreement, (iii) any Assumed Obligations, (iv) any breach of any Contract assigned to Buyer pursuant to this Agreement following the Closing Date; and/or (v) the operation of the Business by Buyer subsequent to the Closing.

7.4 Non-Competition, Non-Solicitation, and Non-Disclosure.

(a) General. In consideration of the payment of the Purchase Price, and in order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Members hereby acknowledges that he or she is a beneficiary of the Purchase Price payments to the Company and each of the Members hereby severally covenants and agrees as follows:

(i) Without the prior written consent of Buyer, such Member shall not for a period of five (5) years from and after the Closing Date, or, in the alternative, in the event any reviewing court finds five (5) years to be overbroad in duration and unenforceable, for a period of four (4) years from and after the Closing Date, or, in the alternative, in the event any reviewing court finds four (4) years to be overbroad in duration and unenforceable, for a period of three (3) years from and after the Closing Date, or, in the alternative, in the event any reviewing court finds three (3) years to be overbroad in duration and unenforceable, for a period of two (2) years from and after the Closing Date (the “Restricted Period”), (A) directly or indirectly acquire or own in any manner any interest in any Person, firm, partnership, corporation, association, or other entity which engages or plans to engage in any facet of the Business or which competes or plans to compete in any way with Buyer or any of its subsidiaries or Affiliates, anywhere Buyer or the Company have customers or market products manufactured by Buyer or the Company (the “Territory”), (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any Person, firm, partnership, corporation, association, or other entity which engages or plans to engage in any facet of the Business or which competes or plans to compete in any way with Buyer or any of its subsidiaries or Affiliates within the Territory, or (C) utilize his or her special knowledge of the Business and his, her, or its relationships with customers, suppliers, and others to compete with Buyer and/or any of its Affiliates in any business which engages or plans to engage in the Business; provided, however, that nothing herein shall be deemed to prevent such Member from acquiring through market purchases and owning, solely as an investment, less than three percent in the aggregate of the equity securities of any class of any issuer whose shares are registered under §12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as such Member is not a member of any “control group” (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer. Such Member acknowledges and agrees that the covenants provided for in this Section 7.4(a) are reasonable and necessary in terms of time, area, and line of business to protect the Company’s Trade Secrets. Such Member further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area, and line of business to protect Buyer’s legitimate business interests, which include its interests in protecting Buyer’s (i) valuable confidential business information, (ii) substantial relationships with customers throughout the world, and (iii) customer goodwill associated with the ongoing Business. Member expressly authorizes the enforcement of the covenants provided for in this Section 7.4(a) by (A) Buyer and its subsidiaries, (B) Buyer’s permitted assigns, and (C) any successors to Buyer’s business. To the extent that the covenants provided for in this Section 7.4(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced. Notwithstanding the above, if Deutsche Bank invokes the limited recourse under the Deutsche Bank Agreement against the Company, then the Company may take steps necessary to comply with such limited recourse obligations and dispose of any property acquired as a result without being in violation of this provision; provided, however, that the Company first contact Buyer regarding the disposition of any such property acquired.

(ii) Except as set forth on Schedule 7.4(a)(ii), without the prior consent of Buyer, such Member shall not for the Restricted Period, directly or indirectly, for himself, herself, or for any other Person, firm, corporation, partnership, association, or other entity (including the Company), (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Business, unless such employee or former employee has not been employed by the Business for a period in excess of nine months, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Business, nor shall such Member make known the names and addresses of such customers or any information relating in any manner to the Company’s trade or business relationships with such customers.

(iii) Such Member shall not at any time divulge, communicate, use to the detriment of Buyer or for the benefit of any other Person or Persons, or misuse in any way, any Confidential Information pertaining to the Business. Any confidential information or data now known or hereafter acquired by such Member with respect to the Business shall be deemed a valuable, special, and unique asset of Buyer that is received by such Member in confidence and as a fiduciary, and such Member shall remain a fiduciary to Buyer with respect to all of such information.

(b) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by a Member of any or all of the covenants and agreements contained in this Section 7.4 may cause irreparable harm and damage to Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, each Member recognizes and hereby acknowledges that Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 7.4 by such Member and/or his associates, Affiliates, partners, or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies Buyer may possess hereunder, at law or in equity. Nothing contained in this Section 7.4 shall be construed to prevent Buyer from seeking and recovering from a Member damages sustained by it as a result of any breach or violation by such Member of any of the covenants or agreements contained herein.

7.5 Delivery of Property Received by the Company After Closing. From and after the Closing, Buyer shall have the right and authority to collect, for the account of Buyer, all receivables and other items which shall be transferred or are intended to be transferred to Buyer as part of the Assets as provided in this Agreement, and to endorse with the name of the Company any checks or drafts received on account of any such receivables or other Assets, and the Company agrees to provide Buyer with a power of attorney in furtherance of the foregoing. The Company agrees that it will transfer or deliver to Buyer, promptly after the receipt thereof, any cash or other property which the Company receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character, or any other items transferred or intended to be transferred to Buyer as part of the Assets under this Agreement.

7.6 Buyer Appointed Attorney for the Company. Effective at the Closing Date, the Company hereby constitutes and appoints Buyer, and Buyer’s successors and assigns, its true and lawful attorney, in the name of either Buyer or the Company (as Buyer shall determine in its sole discretion) but for the benefit and at the expense of Buyer (except as otherwise herein provided), (a) to institute and prosecute all proceedings which Buyer may deem proper in order to collect, assert, or enforce any claim, right, or title of any kind in or to the Assets as provided for in this Agreement; (b) to defend or compromise any and all actions, suits, or proceedings in respect of any of the Assets, and to do all such acts and things in relation thereto as Buyer shall reasonably deem advisable; and (c) to take all action which Buyer may reasonably deem proper in order to provide for Buyer the benefits under any of the Assets where any required consent of another party to the sale or assignment thereof to Buyer pursuant to this Agreement shall not have been obtained. The Company acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. Buyer shall be entitled to retain for its own account any amounts respecting the Assets collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

7.7 Assignment of Contracts. At the option of Buyer, and notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order, or purchase commitment if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would affect the rights of the Company thereunder so that Buyer would not in fact receive all such rights, the Company shall cooperate with Buyer to the extent necessary to provide for Buyer the benefits under such claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order, or purchase commitment, including enforcement for the benefit of Buyer of any and all rights of the Company against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

ARTICLE VIII - TAX MATTERS

8.1 Representations and Obligations Regarding Taxes. Except as otherwise set forth in Schedule 8.1, the Company and the Members jointly and severally represent and warrant to and agree with Buyer as follows:

(a) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due.

(b) The Company has withheld and timely paid over all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party.

(c) No member or officer (or employee responsible for Tax matters) of the Company expects any taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any taxing authority in writing or (ii) as to which any of the members or officers (or employees responsible for Tax matters) of the Company has actual knowledge (after reasonable investigation) based upon personal contact with any agent of such taxing authority. Schedule 8.1 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2012. No issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company is not a party to any Tax allocation or sharing agreement. The Company has no liability for the Taxes of any Person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(f) The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

(g) The Company has not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 2001-28 (or similar provisions of foreign law) or any safe harbor lease transaction.

(h) All material elections with respect to Taxes affecting the Company or Assets are disclosed or attached to a Tax Return of the Company.

(i) All private letter rulings issued by the Internal Revenue Service to the Company (and any corresponding ruling or determination of any state, local or foreign taxing authority) have been disclosed on Schedule 8.1, and there are no pending requests for any such rulings (or corresponding determinations).

(j) The Company has been treated as a partnership within the meaning of Treasury Regulation Section 301.7701-3(b) for U.S. federal and state income tax purposes since the date of its formation.

8.2 Cooperation. The Company shall grant to Buyer or its designees access at all reasonable times to all of the Company’s books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent such books and records relate to taxable periods ending on or prior to or that include the Closing Date. Buyer shall (i) grant to Company access at all reasonable times to all of the Company’s books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent that such books and records relate to the operations of the Company during taxable periods ending on or prior to or that include the Closing Date, and (ii) otherwise cooperate with Company in connection with any audit of Taxes that relate to the business of the Company prior to Closing.

8.3 Tax Returns. Buyer shall be responsible for preparing and filing all Tax Returns relating to the Assets required to be filed after the Closing Date (other than income and excise tax returns). The Company shall pay to Buyer within five days after the date on which Taxes (other than income taxes) are paid with respect to periods beginning before the Closing Date and ending on or after the Closing Date an amount equal to the portion of those Taxes that relates to the portion of the taxable period ending on the Closing Date. For purposes of this Agreement, in the case of any period that begins before the Closing Date and ends after the Closing Date, any Tax based directly or indirectly on gross or net income or receipts or imposed in respect of specific transactions, and any credits available with respect to any Tax, shall be allocated by assuming that the taxable period ended on the Closing Date, and any other Tax shall be allocated based on the number of days in the taxable period ending on the Closing Date divided by the total number of days in the taxable period.

8.4 Indemnification for Taxes.

(a) The Company and the Members agree to indemnify, jointly and severally, Buyer and its Affiliates (each herein sometimes referred to as an “Indemnified Taxpayer”) against, and agree to protect, save and hold harmless each Indemnified Taxpayer from, any and all claims, damages, deficiencies, and losses and all expenses, including, without limitation, attorneys’, accountants’, and experts’ fees and disbursements (all herein referred to as “Losses”) resulting from:

(i) A claim by any taxing authority for (A) any Taxes of the Business or related to the Assets allocable to any taxable period ending on or prior to the Closing Date or that relates to that portion of any taxable period on or before the Closing Date of any period that begins before and ends after the Closing Date, (B) any Taxes of the Company or the Members, and (C) any Taxes of any corporation that is or was a member of an Affiliated Group of which the Company was or is a member;

(ii) A claim by any taxing authority for any Taxes arising from or occasioned by the sale of the Company’s Assets pursuant to this Agreement; or

(iii) Any misrepresentation or breach of any representation, warranty or obligation set forth in this Article VIII.

(b) Subject to the resolution of any Tax contest pursuant to Section 8.2(c), upon notice from Buyer to the Company that an Indemnified Taxpayer is entitled to an indemnification payment for a Loss pursuant to Section 8.2(a), the Company shall thereupon pay to the Indemnified Taxpayer an amount that, net of any Taxes imposed on the Indemnified Taxpayer with respect to such payment, will indemnify and hold the Indemnified Taxpayer harmless from such Loss.

(c) (i) If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of an Indemnified Taxpayer, the Indemnified Taxpayer shall promptly notify the Company in writing of such fact; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Taxpayer except to the extent the rights of the indemnifying party are actually materially prejudiced.

(ii) The Company shall have the right to defend the Indemnified Taxpayer against such claim with counsel of its choice satisfactory to the Indemnified Taxpayer so long as (A) the Company notifies the Indemnified Taxpayer in writing within 15 days after the Indemnified Taxpayer has given notice of such claim that the Company will indemnify the Indemnified Taxpayer from and against the entirety of any Losses the Indemnified Taxpayer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim, (B) the Company provides the Indemnified Taxpayer with evidence acceptable to the Indemnified Taxpayer that the Company will have the financial resources to defend against the claim and fulfill his indemnification obligations hereunder, (C) if requested by the Indemnified Taxpayer, the Company provides to the Indemnified Taxpayer an opinion, in form and substance satisfactory to the Indemnified Taxpayer, of counsel satisfactory to the Indemnified Taxpayer, that there exists a reasonable basis for the Company to prevail in that contest, (D) if the Indemnified Taxpayer is requested to pay the Tax claimed and sue for a refund, the Company shall have advanced to the Indemnified Taxpayer, on an interest free basis, the full amount the Indemnified Taxpayer is required to pay, and (E) the Company conducts the defense of the claim actively and diligently.

(iii) Subject to the provisions of paragraph (ii) above, the Company shall be entitled to prosecute such contest to a determination in a court of initial jurisdiction, and if the Company shall reasonably request, to a determination in an appellate court provided that, if requested by the Indemnified Taxpayer, the Company shall provide to the Indemnified Taxpayer an opinion, in form and substance satisfactory to the Indemnified Taxpayer, of counsel satisfactory to the Indemnified Taxpayer, that there exists a reasonable basis for the Company to prevail on that appeal.

(iv) The Company shall not be entitled to settle or to contest any claim relating to Taxes if the settlement of, or an adverse judgment with respect to, the claim would be likely, in the good faith judgment of the Indemnified Taxpayer, to cause the liability for any Tax of the Indemnified Taxpayer or of any Affiliate of the Indemnified Taxpayer for any taxable period ending after the Closing Date to increase (including, without limitation, by making any election or taking any action having the effect of making any election, by deferring the inclusion of any amount in income or by accelerating the deduction of any amount or the claiming of any credit) or to take a position that, if applied to any taxable period ending after the Closing Date, would be adverse to the interest of the Indemnified Taxpayer or any Affiliate of the Indemnified Taxpayer.

(v) If, after actual receipt by the Indemnified Taxpayer of an amount advanced by the Company pursuant to paragraph (ii)(D) above, the extent of the liability of the Indemnified Taxpayer with respect to the indemnified matter shall be established by the judgment or decree of a court that has become final or a binding settlement with an administrative agency having jurisdiction thereof that has become final, the Indemnified Taxpayer shall promptly pay to the Company any refund received by or credited to the Indemnified Taxpayer with respect to the indemnified matter (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority); provided, however, that the Indemnified Taxpayer shall have been indemnified and held harmless from all Losses by reason of any indemnification payments retained by the Indemnified Taxpayer net of any Taxes imposed on the Indemnified Taxpayers with respect to indemnification payments received by the Indemnified Taxpayer or with respect to the receipt of any payment from the taxing authority. Notwithstanding the foregoing, the Indemnified Taxpayer shall not be required to make any payment hereunder before such time as the Company shall have made all payments or indemnities then due with respect to Indemnified Taxpayer pursuant to this Article VIII.

(vi) If any of the conditions in Section 8.2(c)(ii) above are or become unsatisfied, (A) the Indemnified Taxpayer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may deem appropriate (and the Indemnified Taxpayer need not consult with, or obtain any consent from, the Company in connection therewith), (B) the Company will reimburse the Indemnified Taxpayer promptly and periodically for the costs of defending against the claim (including, without limitation, attorneys’, accountants’ and experts’ fees and disbursements), and (C) the Company will remain responsible for any Losses the Indemnified Taxpayer may suffer to the fullest extent provided in this Section 8.2.

(d) Anything to the contrary in this Agreement notwithstanding, the indemnification obligations of the Company and the Members under this Article VIII shall survive the Closing until the end of the applicable statutes of limitations. With respect to any indemnification obligation for any Tax for which a taxing authority asserts a claim within 90 days before the end of the applicable statute of limitations, an Indemnified Taxpayer shall be treated as having provided timely notice to the Company by providing written notice to the Company on or before the 90th day after the Indemnified Taxpayer’s receipt of a written assertion of the claim by the taxing authority.

(e) All transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Company when due, and the Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE IX - MISCELLANEOUS

9.1 Limitation on Liability.

(a) The representations, warranties, agreements, and indemnities of the Company, the Members, and Buyer set forth in this Agreement or in connection with the transactions contemplated hereby shall survive the Closing except as expressly provided in Section 9.1(b) and Section 8.2(d).

(b) The Company and the Members shall have no liability to indemnify Buyer pursuant to clause (i) of Section 7.3(a) with respect to the representations and warranties set forth in Section 3.5 (clauses (b), (c), (d), and (e)), Section 3.6, and Section 3.8 through Section 3.27 (collectively the “Business Indemnities”), in each case unless the Company receives notice in writing from Buyer of Buyer’s claim under said indemnity on or before the 18-month anniversary of the Closing Date. Said limitations shall not apply to any breaches of or obligations to comply with any of the other provisions of this Agreement, regardless of whether such breach or obligation also constitutes a breach or obligation under any of the provisions specifically listed in this Section 9.1(b).

(c) The Company and the Members shall be obligated to indemnify as and to the extent set forth in Section 7.3(a) of this Agreement only if the aggregate of all of their liability under such indemnity obligations exceeds $500,000, it being understood that such $500,000 figure is to serve as a “trigger” for the indemnification and not as a “deductible” (for example, if the indemnity claims for which the Company and the Members would, but for the provisions of this paragraph (c), be liable aggregate $501,000, the Company and the Members would then be liable for the full $501,000, and not just $1,000). In addition, in no event shall the aggregate liability of the Company and the Members with respect to the Business Indemnities exceed Seven Million Five Hundred Thousand Dollars ($7,500,000).

(d) For purposes of this Section 9.1(d), a party making a claim for indemnity under Section 7.3 is hereinafter referred to as an “Indemnified Party” and the party against whom such claim is asserted is hereinafter referred to as the “Indemnifying Party.” All claims by any Indemnified Party under Section 7.3 hereof shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by such third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party’s claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 9.1(b) has expired without such notice being given. The Indemnified Party shall defend, manage, and conduct any proceedings, negotiations, or communications involving any claimant whose claim is the subject of the Indemnified Party’s notice to the Indemnifying Party as set forth above. Upon request of the Indemnified Party, the Indemnifying Party shall

(i) take such action as the Indemnified Party may reasonably request in connection with such action; and

(ii) render to the Indemnified Party all such assistance as the Indemnified Party may reasonably request in connection with such dispute and defense.

9.2 Confidentiality.

(a) Prior to the Closing, Buyer shall, and shall cause its Affiliates and its and their employees, agents, accountants, legal counsel, and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel, or other representatives or advisers; (ii) information that is or becomes available to Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel, or other representatives or advisers on a nonconfidential basis prior to its disclosure by Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers; and (iii) information that is required to be disclosed by Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel, or other representatives or advisers as a result of any applicable law, rule, or regulation of any Governmental Authority; and provided further that Buyer promptly shall notify the Company of any disclosure pursuant to clause (iii) of this Section 9.2(a); and, provided, further, that the foregoing obligation of confidence shall not apply to the furnishing of information by Buyer in bona fide discussions or negotiations with prospective lenders.

(b) The Company and each of the Members shall, and shall cause its, his, or her Affiliates and their respective employees, agents, accountants, legal counsel, and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Company, Buyer, or their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Company, any of the Members, or any of their respective Affiliates, employees, agents, accountants, legal counsel, or other representatives or advisers; (ii) information that is or becomes available to the Company, any of the Members or any of their respective Affiliates, employees, agents, accountants, legal counsel, or other representatives or advisers after the Closing on a nonconfidential basis prior to its disclosure by the Company, any of the Members or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers; and (iii) information that is required to be disclosed by the Company, any of the Members, or any of their respective employees, agents, accountants, legal counsel, or other representatives or advisers as a result of any applicable law, rule, or regulation of any Governmental Authority; and provided further that the Company promptly shall notify Buyer of any disclosure pursuant to clause (iii) of this Section 9.2(b).

9.3 Costs and Expenses. Buyer shall bear the expenses incurred by Buyer in connection with the negotiation, preparation, execution, and closing of this Agreement and the transactions contemplated hereby. The Members shall bear the expenses incurred by the Members and the Company in connection with the negotiation, preparation, execution, and closing of this Agreement and the transactions contemplated hereby.

9.4 Notices. Any notice, request, instruction, correspondence, or other document to be given hereunder by any party hereto to another (herein collectively called “Notice”) shall be in writing and (i) delivered personally, (ii) mailed by registered or certified mail, postage prepaid, and return receipt requested, (iii) sent by a national overnight delivery service, return receipt requested, fees prepaid, or (iv) sent by electronic mail, as follows:

IF TO BUYER:	c/o Smith & Wesson Holding Corporation 2100 Roosevelt Avenue Springfield, MA 01104 Attn.: Robert J. Cicero E-mail: rcicero@smith-wesson.com

With a copy to:

Greenberg Traurig, LLP 2375 E. Camelback Road, Suite 700 Phoenix, AZ 85016 Attn.: Brian H. Blaney E-mail: blaneyb@gtlaw.com

IF TO THE COMPANY AND/OR ANY OF THE MEMBERS:	Stewart A. Taylor 1043 Fordtown Road Kingsport, TN 37663 E-mail: stewart@trieliteholdingsllc.com

With a copy to:

T. Arthur Scott, Jr. Attorney at Law 130 Nevermore Lane Kingsport, TN 37664 E-mail: tarthurscott@vergeslex.org

Each of the above addresses for Notice purposes may be changed by providing appropriate Notice hereunder. Notice given by personal delivery shall be effective upon actual receipt. Notice given by registered or certified mail shall be effective upon the third business day after mailing. Notice given overnight by national overnight courier shall be effective the end of the next business day after deposit with such courier. Notice given by electronic mail shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next normal business day after receipt if not received during the recipient’s normal business hours. Any Notice provided by electronic mail shall be confirmed by registered or certified mail or by overnight delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other Persons to whom copies are provided above to be given.

9.5 Governing Law; Waiver of Jury Trial. The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the state of Delaware (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the Circuit Court of the state of Delaware, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the federal courts shall be brought in the Federal District Court for the District of Delaware. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

9.6 Entire Agreement; Amendments and Waivers. This Agreement and the Collateral Agreements, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties, and there are no warranties, representations, or other agreements between and among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification, or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

9.7 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits, or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties, provided, however, that nothing herein shall prohibit the assignment of Buyer’s rights and obligations to any direct or indirect subsidiary or prohibit the assignment of Buyer’s rights (but not obligations) to any lender. Nothing in this Agreement, express or implied, is intended to confer upon any Person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits, or obligations hereunder.

9.8 Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute, or otherwise.

9.9 Exhibits and Schedules. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another schedule, and (ii) Buyer could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

9.10 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.11 References and Construction.

(a) Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identification of the Person may require. References to monetary amounts and specific named statutes are intended to be and shall be construed as references to United States dollars and statutes of the United States of the stated name, respectively, unless the context otherwise requires.

(b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted, and no rule of strict construction shall be applied against any party. Each of the parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

9.12 Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

9.13 Attorneys’ Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that each party shall be responsible for their own fees.

9.14 Risk of Loss. Prior to the Closing, the risk of loss of damage to, or destruction of, any and all of the Company’s assets, including without limitation the Properties, shall remain with the Company, and the legal doctrine known as the “Doctrine of Equitable Conversion” shall not be applicable to this Agreement or to any of the transactions contemplated hereby.

9.15 Member Consent. Each Member, by his or her signature below, (i) approves the Agreement and the consummation of the transactions contemplated herein; (ii) authorizes the officers of the Company, in the name and on behalf of the Company, to execute and deliver this Agreement; (iii) authorizes the Company to make and enter into, file, and perform and discharge its obligations under any other instruments, documents, agreements, certificates, and consents required under the terms of, contemplated by, or necessary to effect the transactions contemplated by, this Agreement; (iv) authorizes the officers of the Company, in the name and on behalf of the Company, to execute and deliver such other instruments, documents, agreements, certificates, and consents; and (v) authorizes the officers of the Company, in the name and on behalf of the Company, to take any and all other actions which any such officer may deem necessary, appropriate, or advisable to carry out the consummation of the transactions contemplated by this Agreement.

ARTICLE X - DEFINITIONS

Capitalized terms used in this Agreement are used as defined in this Article X or elsewhere in this Agreement.

10.1 Affiliate. The term “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

10.2 Affiliated Group. The term “Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or foreign law.

10.3 Available Cash. The term “Available Cash” shall mean all cash and cash equivalents held by the Company as of 12:01 a.m. on the morning of the Closing Date less the amount of cash and cash equivalents necessary to cover outstanding checks which have been mailed or otherwise delivered by the Company prior to such time but have not cleared.

10.4 Business. The term “Business” shall mean the manufacture, design, sale, and distribution to end users, distributors, and dealers of cutting tools and knives, batons, tactical pens, handcuffs, tactical and survival accessories, flashlights, hatchets, multi-purpose tools and related items such as sheathes and holsters and all Assets acquired hereunder in connection therewith.

10.5 Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

10.6 Collateral Agreements. The term “Collateral Agreements” shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments, or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

10.7 Confidential Information. The term “Confidential Information” shall mean confidential data and confidential information relating to the Business (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to any of the Members or of which any of the Members became aware as a consequence of or through his employment or other relationship with the Company and which has value to the Company and is not generally known to the competitors of the Company. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company or its Affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

10.8 Contracts. The term “Contracts,” when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, commitments, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approval, or other instruments or undertakings to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound, excluding any Permits.

10.9 Damages. The term “Damages” shall mean any and all damages, liabilities, losses, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, penalties, wages, expenses, and assessments (including, without limitation, income and other Taxes, interest, penalties, attorneys’ and accountants’ fees and disbursements, and punitive consequential, and incidental damages).

10.10 Financial Statements. The term “Financial Statements” shall mean any or all of the financial statements, including balance sheets and related statements of income and statements of changes in financial position and the accompanying notes thereto, of the Company’s business prepared in accordance with GAAP consistently applied, except as may be otherwise provided herein.

10.11 Funded Indebtedness. The term “Funded Indebtedness” shall mean the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed from others, capital lease obligations, distributions payable to the Members, bonus payables to employees, and purchase money indebtedness of the Company; (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by the Company, or in effect guaranteed, directly or indirectly, in any manner by the Company, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or to pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course; (iii) indebtedness of the type described in clause (i) above secured by any Lien upon property owned by the Company, even though the Company has not in any manner become liable for the payment of such indebtedness; and (iv) interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness.

10.12 GAAP. The term “GAAP” shall mean U.S. generally accepted accounting principles.

10.13 Governmental Authorities. The term “Governmental Authorities” shall mean any nation or country (including but not limited to the United States) and any state, commonwealth, territory, or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries, or other instrumentalities.

10.14 Hazardous Material. The term “Hazardous Material” shall mean all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as of the date hereof, and all amendments thereto in the future, as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “Toxic materials,” “toxic wastes” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum-related substances or a petroleum by-product, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; or (f) Freon gas, radon, a pesticide or herbicide, or any other agricultural product.

10.15 Inventory. The term “Inventory” shall mean all goods, merchandise, and other personal property owned and held for sale, and all raw materials, works-in-process, materials, and supplies of every nature which contribute to the finished products of the Company in the ordinary course of its business, specifically excluding, however, damaged, defective, or otherwise unsaleable items.

10.16 Knowledge of the Company. The term “Knowledge of the Company” shall mean the actual knowledge of Stewart Taylor, Morgan Taylor, Jody Agnew, Bernard Bryant, and Roger Lowe upon diligent investigation and inquiry into the matter in question.

10.17 Legal Requirements. The term “Legal Requirements,” when described as being applicable to any Person, shall mean any and all laws (statutory, judicial, or otherwise), ordinances, rules, regulations, decisions, judgments, orders, directives, policies, guidelines, injunctions, writs, decrees, or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person’s business, operations, or properties.

10.18 LeMar. The term “LeMar” shall mean LeMar LLC, a Tennessee limited liability company and agent of the Company.

10.19 Permits. The term “Permits” shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders, or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

10.20 Person. The term “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust, or other enterprise or any governmental or political subdivision or any agency, department, or instrumentality thereof.

10.21 Product. The term “Product” shall mean each product, repair process, or service under development, developed, manufactured, licensed, distributed, or sold by the Company and any other products in which the Company has any proprietary rights or beneficial interest.

10.22 Properties. The term “Properties” shall mean any and all properties and assets (real, personal, or mixed, tangible or intangible) owned or Used by the Company, including all Assets to be conveyed to Buyer pursuant to this Agreement.

10.23 Tax. The term “Tax” shall mean (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), vehicle, custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and any amounts payable pursuant to the determination or settlement of an audit, and (ii) liability of the Company or the Members for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

10.24 Tax Return. The term “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

10.25 Trade Secrets. The term “Trade Secrets” shall mean information of the Company, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans, or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

10.26 Used. The term “Used” shall mean, with respect to the Properties, Contracts, or Permits of the Company, those owned, leased, licensed, or otherwise held by the Company which were acquired for use or held for use by the Company in connection with the Company’s business and operations, whether or not reflected on the Company’s books of account.

10.27 Working Capital. The term “Working Capital” shall mean the remainder, if any, of (i) the Company’s current assets, including, without limitation, accounts receivable, net of allowance for doubtful accounts, inventory, net of inventory reserves, inventory in transit, and prepaid expenses, excluding prepaid insurance, but excluding Available Cash, minus (ii) the Company’s current trade accounts payable calculated on a basis consistent with the methodologies set forth on Schedule 10.27.

[Signature Page Follows]

EXECUTED as of the date first written above.

BUYER:

BTI TOOLS, LLC

By:	/s/ Jim Gianladis
Name: Jim Gianladis
Title: President

COMPANY:

TAYLOR BRANDS, LLC

By:	/s/ Stewart A. Taylor
Name: Stewart A. Taylor
Title: Member

MEMBERS:

/s/ Stewart A. Taylor
STEWART A. TAYLOR

/s/ Sheila G. Taylor by Stewart A. Taylor, AIF
SHEILA G. TAYLOR by Stewart A. Taylor, Attorney in Fact

Schedules have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Smith & Wesson agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.